Exhibit 99.2

EMPLOYMENT AGREEMENT

TIDS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of May _J 2023 and effective as of April 19, 2023, by and between Vinco Ventures, Inc., a Nevada corporation (the “Company”), and Chris Polimeni, an adult individual (the “Executive”).

RECITALS

WHEREAS, the Company desires to employ or continue to employ and retain the Executive for the term specified herein in order to advance the business and interests of the Company on the terms and conditions set forth herein; and

WHEREAS, the Executive wishes to be employed by the Company and desires to provide his/her services to the Company in such capacities, on and subject to the terms and conditions hereof; and

WHEREAS, the Company is a selective acquisitions company focused on digital media and content technologies (the “Business”); and

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, technical development, sourcing, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary; and

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its Executives, including the Executive; and

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, intending to be legally bound, the parties to this Agreement hereby agree as follows:

1. Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2. Employment and Duties. The Company shall employ Executive, and Executive hereby accepts such employment, as the Chief Financial Officer and Chief Operating Officer (the “CFO/COO”) of the Company, during the term of employment set forth in Section 2. Executive shall perform the duties and responsibilities of the CFO/COO for the Company (“Duties and Responsibilities”) subject to thedirection of the Board of Directors (“Board”), the Chief Executive Officer (“CEO”) or other designated manager or representative of Company (collectively referred to as ‘‘Manager”), and such other responsibilities and duties, consistent with histher position and expertise, as may from time to time be reasonably prescribed by the Manager, or histher designee. The initial Duties and Responsibilities of Executive are set forth in Schedule 1 of this Agreement. Executive shall devote his or her full time, energy, skill and best efforts to the business and affait:s of the Company. Executive acknowledges and agrees that he or she shall observe and comply with all of the Company’s Policies and Procedures, which may change from time to time, including, but limited to, the Company’s the Insider Trading Policy, Executive Handbook, and other onboarding documents. Notwithstanding anything herein to the contrary, Executive shall not be prohibited from (i) serving as a member of the board of directors of unaffiliated companies, (ii) serving on civic, charitable, educational, religious, public interest or public service boards, (iii) managing Executive’s personal and family investments, (iv) subject to the limitations set forth in Section 7.2, engaging in or having an ownership interest in other businesses, or (v) subject to the limitations set forth in Section 7.2, engaging in Executive’s other business activities as of the date hereof until such time as Executive can complete an orderly winding down of such activities (collectively, the “Outside Activities” set forth in Schedule 3 of this Agreement). The Company shall permit Executive to continue to engage in the Outside Activities provided that Executive discloses to the Board, in writing, any actual or potential conflict of interest arising out of any such Outside Activity and no such Outside Activity materially interferes with Executive’s ability to perform his responsibilities hereunder. Executive shall not engage in any other activities without the Company’s written permission.

3. Term. The initial term of employment under this Agreement shall be a period commencing on the date hereof and ending on the five (5) year anniversary of this Agreement (“Initial Term”), unless further extended orsooner terminated in accordance with the other provisions hereof (which Initial Term and any extended periods described below shall be referred to as the “Term”). On the expiration of the Initial Term and on each anniversary thereafter, the Term shall be automatically extended for one (1) year. The Company or Executive may elect to terminate any automatic extension of the Term set forth in this Section 3 by giving written notice of such election to the other at least sixty (60) days prior to any anniversary date. Executive’s terminating of the automatic extension of the Term shall not constitute a Termination without Cause and trigger any obligation for the Company to make post-employment payments to the Executive under Section 5.8.

4. Compensation and Benefits.

4.1 Base Salary. The Company shall pay to Executive as his or her compensation for services rendered hereunder a base salary of Four Hundred Thousand US Dollars ($400,000) per year the “Base Salary” under normal payroll practices for Executive subject to any applicable tax and payroll deductions. On each anniversary of the date of this Agreement, the Company and the Executive shall negotiate in good faith with respect to any increase in the then current Base Salary in consideration of the performance of the Executive and of the Company. Any Bonus and/or Additional Compensation is set forth in Schedule 2 of this Agreement.

4.2 Benefits. During the term, Executive will be eligible to participate in the Company’s standard Executive benefits made generally available to other executives at your level, including but not limited to medical, dental, and life insurance, and 401(k) retirement plan, subject to the applicable benefit plans and terms. The Company reserves the right to amend such benefits from time to time in its sole discretion.

4.2.1 Business Expenses. The Company shall promptly reimburse Executive for all reasonable and necessary business-related expenses incurred in connection with the performance of Executive’s duties hereunder in accordance with the policies and procedures then in effect and established by the Company for its senior executives. Executive shall be entitled, though not required, to travel first class or business class on all domestic and international flights.

4.2.2 Vacation/PTO. Executive shall be entitled to five (5) weeks of comprehensive paid time off (includes vacation, sick and personal days) (“PTO”) each year to be taken at such times as maybe be approved by the Manager, or his or her designee. The PTO days accrue on a monthly basis. Executive may “go in the hole” and utilize unearned PTO if approved by the Manager. If at the end of the calendar year, the Executive has accrued PTO that he/she did not use, the Executive shall be permitted to cany forward up to 40 hours of unused PTO for the following calendar year.

4.2.3 Life Insurance. Subject to Executive cooperating in the underwriting process, the Company shall, during the Term, pay the premiums of a life insurance policy on the life of Executive, providing coverage in the amount of $1,500,000, with the associated death benefits to be payable to a beneficiary chosen by Executive.

5. Termination.

5.1 Notice of Termination. Any termination by the Company or by Executive, other than due to Executive’s death, shall be communicated by written Notice of Termination to the other party. As used in this Agreement, (a) ‘‘Notice of Termination” means a written notice specifying the termination provision in this Agreement relied upon and (b) “Date of Termination” means the date of death or the date specified in the Notice of Termination, as the case may be.

5.2 Termination upon Death. The Executive’s employment hereunder shall terminate upon the death of the Executive; provided, however, that for purposes of this Agreement, the Date of Termination based upon the death of the Executive shall de deemed to have occurred on the last day of the month in which the death of the Executive shall have occurred.

5.3 Termination upon Disability. If the Executive is unable to perform the essential functions of his/her position, with or without reasonable accommodation, for an aggregate period in excess of ninety (90) days during the previous twelve (12) months, due to a physical or mental illness, disability or condition, the Company may terminate the Executive’s employment hereunder at the end of any calendar month by giving written Notice of Termination to the Executive. Any questions as to the existence, extent, or potentiality of illness or incapacity of the Executive upon which the Company and the Executive cannot agree shall be determined by a qualified independent physician selected upon the mutual agreement of the Company and the Executive. The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. Th.is Subsection 5.3 of this Agreement is intended to be interpreted and applied consistent with any laws, statutes, regulations and ordinances prohibiting discrimination, harassment, and/or retaliation on the basis of a disability.

5.4 Termination by the Company for Cause. The Company may terminate Executive’s employment hereunder for Cause (as defined below) effective immediately upon Notice of Termination. For purposes of this Agreement, “Cause” shall mean any of the following: (i) fraud, embezzlement or theft; (ii) willful misconduct; (iii) intentional violation of any law or regulation; (iv) any unauthorized disclosure of any trade secret or confidential information of the Company or a subsidiary; (v) being charged with a felony or a misdemeanor involving the personal dishonesty or moral turpitude of the Executive; (vi) engagement in illegal drug use or alcohol abuse which prevents the Executive from performing his/her duties in any manner; and (vii) material failure to perform duties owed to the Company; provided, however, that in the case of conduct described in clause (vii) above, such conduct shall not constitute “Cause” for the purposes of this Section 5.4 unless (a) the Manager shall have given Executive notice setting forth (1) the conduct deemed to constitute Cause and (2) a reasonable time, not less than fifteen (15) days, within which Executive may take remedial action, and (b) Executive shall not have taken such remedial action within such specified reasonable time (provided, however, that after such notice has been given to the Executive during the Term, the Company is no longer required to provide time to cure subsequent failures under (vii) with respect to the same or substantially similar conduct as a previously issued notice). Notice of the material breach and/or Notice of the Date of Termination shall be provided as defined in Section 11.1 below.

5.5 Termination by the Company without Cause. At any time, the Company may terminate Executive’s employment hereunder without Cause effective immediately upon Notice of Termination.

5.6 Termination by the Executive other than for Good Reason. The Executive may terminate this Agreement by delivering a Notice of Termination to the Company. The Date of Termination shall be specified in the Notice of Termination; provided however, that the Date of Termination shall not be earlier than forty-five (45) calendar days after delivery of the Notice of Termination.

5.7 Termination by Executive for Good Reason. The Executive may terminate this Agreement with Good Reason by delivering a Notice of Termination to the Company specifying the Date of Termination and a complete factual basis for Executive’s belief that he/she has “Good Reason” to terminate this Agreement. “Good Reason” shall be deemed to exist if: (i) the Company materially breaches this Agreement or any other written agreement between the Company and Executive, and the Company fails to remedy such breach within ten (10) days following the delivery of written notice of such breach by the Executive to the Company; (ii) there is a material diminution of Executive’s authority, duties or reporting responsibilities without his or her consent; (iii) any reduction in the Executive’s then current Base Salary; or (iv) the relocation of the Executive more than 60 miles from his or her existing location. With respect to a claim that the Company has materially breached this Agreement or any other written agreement between the Company and Executive, the notice must specify the following: (x) each and every material breach by the Company, and (y) the factual basis for the Executive’s claim that the Company has materially breached the Agreement or any other written agreement between the Company and Executive, including, to be best of Executive’s ability, when the breach occurred, how it occurred, who was involved, what happened, and why it constitutes a breach. Notice of the material breach and/or Notice of the Date of Termination shall be provided as def med in Section 11.1 below.

5.8 Obligations upon Termination.

5.8.1 Termination for Death or Disability. If employment terminates pursuant to Subsection 5.2 or 5.3, the Company shall, promptly upon such termination, pay the Executive (or, if applicable, the Estate of Executive or the person charged with legal responsibility for the Executive’s Estate), an amount equal to the balance of the Accrued Obligations (as defined below) due through the Termination Date in a single lump sum, minus applicable withholdings, in each case on or before the time required by law but in no event more than thirty (30) days after the Date of Termination. The Executive, as of the date of the Notice of Termination, shall have no further entitlement under this Agreement to any other compensation (as set forth in Section 4 above). The Executive also shall not be entitled to receive severance or post-termination payments (except solely such Accrued Obligations or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements. For purposes of this Agreement, “Accrued Obligations” shall mean any earned but unpaid Base Salary and Annual Bonus, unpaid expense reimbursements, and thevalue of any accrued but unused PTO.

5.8.2 Termination Term by the Company Without Cause, Termination by Executive for Good Reason or upon Expiration of Term. In the event that the Company terminates this Agreement pursuant to Subsection 5.5 or Section 3, or the Executive terminates this Agreement pursuant to Subsection 5.7, the Company shall pay to the Executive the balance of the Accrued Obligations through the Termination Date. Executive shall, subject to Section 5.9, also be entitled to receive (i) eighteen (18) additional months of his Base Salary as of the Date of Termination (“Severance”); (ii) any unpaid portions of the Make Whole Cash Bonus (as defined in Schedule 2, and together with the Severance and the Accrued Obligations, the “Payout”), provided that such termination constitutes a separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986 (the “Code”); iii) a pro-rata portion of Executive’s Annual Bonus, if any, for the fiscal year in which Executive’s termination occurs (determined by multiplying the target amount of such bonus for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), payable at the same time bonuses for such year are paid to other senior executives of the Company; and iv) immediate vesting of all of Executive’s outstanding equity-incentive awards subject to time-based vesting criteria as of the Date of Termination. Except as set forth in this Subsection 5.8.2, the Executive shall be provided benefits from the Company, as set forth in Subsection 4.2, during the Severance period and those benefits that have accrued prior to the Date of Termination. The Payout shall be made to Executive in one lump sum on or before the time required by law but in no event more than thirty (30) days following the Date of Termination, with applicable withholdings made from the payment.

5.8.3 Termination by Executive other than for Good Reason. In the event that the employment of the Executive is terminated pursuant to Subsection 5.6, no compensation (as set forth in Section 4 above), no severance, no pro-rated bonuses or other post-termination payment shall be due or payable by the Company to the Executive (except solely with respect to Accrued Obligations or other payments as may have been accrued but not yet paid prior to such termination). Any outstanding stock option or other stock awards held by Executive as of the Date of Termination shall be subject to the terms of the applicable award agreements.

5.9 Release Required for Severance Payments. No post-employment payments by the Company relating to termination of employment under the provisions of Section 5.8.2 shall commence until Executive executes and delivers a mutually agreeable release (customary in form and substance) reflecting the provisions of this Agreement and waiving any and all claims against the Company, its agents, servants and/or successors in interest, other than the obligations set forth in such release or in a fmal severance agreement and any applicable revocation period with respect to such release has expired.

5.10 Compliance with Section 409A.

a.	All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

b.	To the extent that any of the payments or benefits provided for in Section 5(b), (c) or (d) are deemed to constitute non-qualified deferred compensation benefits subject to Section 409A of the Code, the following interpretations apply to Section 5:

i.	Any termination of Executive’s employment triggering payment of benefits under Section 5(b), (c) or (d) must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2){A)(i) of the Code and Treas. Reg. §1.409A-l(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company or any of its parents, subsidiaries or affiliates at the time Executive’s employment terminates), any benefits payable under Section 5(b), (c) or (d) that constitute deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-l(h). For purposes of clarification, this Section 6(b)(i) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

ii.	If Executive is a “specified Executive” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 5(b), (c) or (d) that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of Executive’s death, but only to the extent necessary to avoid such penalties under Section 409A of the Code. On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 5(b), (c) or (d) of this Agreement.

m.	It is intended that each installment of the payments and benefits provided under Section 5(b), (c) or (d) of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code.

1v.	Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

5.11 Excess Parachute Payments.

a.	To the extent that any payment, benefit or distribution of any type to or for the benefit of Executive by the Company or any of its affiliates, whether paid or payable, provided or to be provided, or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any accelerated vesting of equity-based awards) (collectively, the “Total Payments”) would be subject to the excise tax imposed under Section 4999 of the Code, then the Total Payments shall be reduced (but not below zero) so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be·subject to the excise tax imposed by Section 4999 of the Code, but only if the Total Payments so reduced result in Executive receiving a net after tax amount that exceeds the net after tax amount Executive would receive if the Total Payments were not reduced and were instead subject to the excise tax imposed on excess parachute payments by Section 4999 of the Code. Unless Executive shall have given prior written notice to the Company to effectuate a reduction in the Total Payments if such a reduction is required, any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating any cash severance benefits (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of equity-based awards, then by reducing or eliminating any other remaining Total Payments. The preceding provisions of this Section 7.a shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation.

b.	If the Total Payments to Executive are reduced in accordance with Section 7.a, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial reduction under Section 7.a, it is possible that Total Payments to Executive which will not have been made by the Company should have been made (‘‘Underpayment”) or that Total Payments to Executive which were made shou1d not have been made (“Overpayment”). If an Underpayment has occurred, the amount of any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive. In the event of an Overpayment, then Executive shall promptly repay to the Company the amount of any such Overpayment.

6. Ownership of Works; Infringement Indemnity.

6.1 Assignment of Works. Executive agrees to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assigns, transfers, grants and conveys to the Company, all of his/her worldwide right, title, ownership and interest in and to any and all designs, trademarks, inventions, original works of authorship, findings, conclusions, data, discoveries, developments, concepts, improvements, trade secrets, techniques, processes, know-how and other work product, whether or not patentable or registrable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce topractice, or cause to be conceived or developed orreduced topractice, in theperformance of this Agreement or which result, to any extent, from use of the Company’s premises or property (collectively, the “Works”), including any and all intellectual property rights inherent in the Works and appurtenant thereto including, without limitation, all patent rights, copyrights, trademarks, know-how and trade secrets (collectively, “Intellectual Property Rights”). Executive further acknowledges and agrees that all original works of authorship which are made by him/her in the performance of this Agreement and which are protectable by copyright are ‘‘works made for hire,” as that term is defmed in the United States Copyright Act and belong solely to the Company. Executive agrees that all Works developed by Executive during the course of this Agreement, prior to this Agreement, developed in future using Works as the basis are the sole property of the Company. However, to the extent that any such work may not, by operation of any applicable law, be a work made for hire, Executive hereby assigns, transfers and conveys to the Company all of his/her worldwide right, title and interest in and to such Work, including all Intellectual Property Rights therein and appurtenant thereto. Executive hereby waives any and all “moral rights” that he/she may have in any of the Works under the Berne Convention or any other applicable law, rule or regulation. Executive agrees that he/she will retain no rights in any of the Warks or any of the Intellectual Property Rights in or relating thereto. Executive agrees that the Company owns the entire right, title, ownership and interest in and to all of the Works and all Intellectual Property Rights in or relating thereto including, without limitation, the right toreproduce the Works, modify the Works, prepare derivative works based upon the Works or the copyright or any other Intellectual Property Rights in or relating thereto, sell or otherwise distribute the Works. Executive warrants that all of the Warks and all Intellectual Property Rights in or related thereto are free and clear of all liens, security interests, claims and other encumbrances of any type.

6.2 Further Assurances. Upon the request and at the expense of the Company, Executive shall execute and d·eliver any and all instruments and documents and take such other acts as may be necessary or desirable to document the assignment and transfer described in Section 6.1 above or to enable the Company to secure its rights in the Works and any Intellectual Property Rights in or relating thereto in any and all jurisdictions, or to apply for, prosecute and enforce patents, trademark registrations, copyrights or other Intellectual Property Rights in any and all jurisdictions with respect to any Works, or to obtain any extension, validation, re-issue, continuance or renewal of any such Intellectual Property Right. Whether any Intellectual Property Rights in or relating to any of the Works will be preserved, maintained, or registered in any jurisdiction shall be at the sole discretion of the Company.

6.3 Attorney-in-Fact. If the Company is unable, after reasonable effort, to secure Executive’s signature as required in Section 6.2 for any reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his/her agent and attorney-in-fact, to act for and in Executive’s behalf and stead to execute and file any such application or applications or other documents and to do all other lawfully permitted acts to further the prosecution and issuance of a patent, copyright or trademark or any other legal protection thereon with the same legal force and effect as if executed by Executive.

7. Covenants.

7.1 Definitions.

7.1.1 The term “Company” for purposes of Section 7 of this Agreement shall mean Vinco Ventures, Inc., a Nevada corporation, and its affiliated and related entities. It is understood that all other affiliated or related entities are intended third-party beneficiaries of the provisions of this Agreement.

7.1.2 The term “Confidential Information” shall include, but not be limited to: (i) Customer lists and Prospective Customer lists; specific information on Customers and Prospective Customers (including information on purchasing preferences, credit information, and pricing); terms and conditions under which the Company deals with Vendors and supplier or prospective Vendors or suppliers; Executive and independent contractor lists; the Company’s sources of supply; the Company’s billing rates; pricing lists (including item and Customer specific pricing information); names of agents; operations; contractual or personnel data; trade secrets; license agreements; proprietary purchasing and sales methods and techniques; proprietary compositions, ideas and improvements; pricing methods and strategies; computer programs, computer systems, computer data, system documentation, special hardware, product hardware, related software development and computer software design and/or improvements; methods of distribution; market feasibility studies; proposed or existing marketing techniques or plans; sales and sales volumes; purchasing, transportation, documentation, marketing and trading techniques of Customers, potential Customers and/or Vendors; inventions (including Works as defined above); future the Company business plans; project files; design systems; information on current and potential Vendors including, but not limited to, their identity, pricing, and purchasing information not generally known; personal information about the Company’s Executives, officers and directors; correspondence, and letters, notes, notebooks, reports, flowcharts, proposals, processes and/or any and all other confidential or proprietary information belonging to the Company or relating to the Company’s business and/or affairs; and (ii) any information that is of value or significance to the Company that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including information not generally known to the competitors of the Company nor intended by the Company for general dissemination. Confidential Information shall not include any (a) information known generally to the public (other than as a result of unauthorized disclosure by the Executive), (b) information that became available from a third party source and such source is not bound by a confidentiality agreement, or (c) any information not otherwise considered by the Board of Directors of the Company (“Board”) to be Confidential Information.

7.1.3 The term “Customer’’ shall mean any person or entity which has purchased goods, products or services from the Company, entered into any contract for products or services with the Company, and/or entered into any contract for the distribution of any Products or services with the Company within the six (6) months immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

7.1.4 The phrase “directly or indirectly” shall include the Executive either on his/her own account, or as a partner, owner, promoter, joint venturer, Executive, agent, consultant, advisor, manager, Executive, independent contractor, officer, director, stockholder, or otherwise, of an entity.

7.1.5 The term “Non-Compete Period” shall mean the Term and the one (1) year immediately following termination of the Executive’s employment with the Company for whatever reason.

7.1.6 The term “Prospective Customer” shall mean any person or entity which has expressed interest in purchasing goods, products or services from the Company, expressed interest in entering into any contract for products or services with the Company, and/or expressed interest in entering into any contract for the distribution of any products or services with the Company within twelve (12) months immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

7.1.7 The term “Restricted Area” shall include any geographical location anywhere in the world where the Executive has been assigned to perform services on behalf of the Company during the Term and where the Company, its affiliates or subsidiaries either (a) are engaged in business, or (b) have evidenced an intention to engage in business.

7.1.8 The term “Restricted Business” shall mean any business that competes with the business of the Company, as such business now exists or as it may exist at the time of the termination of the Executive’s employment with the Company for whatever reason.

7.1.9 The term “Vendor’’ shall mean any supplier, person, or entity from which the Company has purchased Products or services during the six (6) months immediately preceding the termination of the Executive’s employment with the Company for whatever reason.

7.2 Non-Competition. During the Non-Compete Period, in the Restricted Area, the Executive shall not, directly or indirectly, engage in, promote, finance, own, operate, develop, sell or manage or assist in or carry on in any Restricted Business, provided, however, that the Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of the Executive in any one such corporation shall constitute not more than 2% of the voting stock of such corporation.

7.3 Non-Solicitation of Executives or Independent Contractors. During the Non- Compete Period, the Executive shall not, directly or indirectly, solicit or attempt to induce any Executive of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Likewise during the Non-Compete Period, the Executive shall not, directly or indirectly, hire or attempt hire for ther entity or person y Executive of the Company or independent contractor engaged and/or utilized by the Company m any capacity.

7.4 Non-Solicitation of Customers, Prospective Customers, or Vendors. During the Non-Compete Period, the Executive shall not, directly or indirectly, sell, assemble, manufacture or distribute Products or services of the type sold or distributed by the Company to any Customer, Prospective Customer, or Vendor of the Company through any entity other than the Company. The Executive acknowledges and agrees that the Company has substantial relationships with its Customers, Vendors and Prospective Customers, which the Company expends significant time and resources in acquiring and maintaining, and that the Company has Confidential Information pertaining to its business and its Customer, Vendors and Prospective Customers, and that the Company’s Confidential Information and relationships with its Customers, Vendors and Prospective Customers constitute significant and valuable assets of the Company.

7.5 Non-Disclosure of Confidential Information. During and after employment under this Agreement, including but not limited to the Non-Compete Period, the Executive shall not, directly or indirectly, without the prior written consent of the Board, or a person duly authorized thereby, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of the duties of the Executive as an Executive of the Company, disclose or use for the benefit of himself/herself or any other person, corporation, partnership, joint venture, association, or other business organization, any of the trade secrets or Confidential Information of the Company. If the Executive is legally required to disclose any Confidential Information or trade secrets, the Executive will, unless prohibited by applicable law, notify the Company prior to doing so by providing the Company with written notice ten (10) business daysin advance of the intended or compelled disclosure. (If disclosure is required sooner than ten (10) days, the Executive must, unless prohibited by applicable law, provide the Company with Notice immediately upon learning that disclosure is sought and before disclosure is required or compelled.) Notice shall be provided as defined in Section 1 I.I below.

7.6 Notice of Immunity under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA” ). Notwithstanding any other provision of this Agreement, Executive shall not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(a)	is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or

(b)	is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

Notwithstanding any other provision of this Agreement, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Exec tive ma di close the Company’s trade secrets to the Executive’s attorney and use the trade secret information m the court proceeding if the Executive:

(a)	files any document containing the trade secret under seal; and

(b)	does not disclose the trade secret, except pursuant to court order.

7.7 Need for Restrictions. The Executive acknowledges and agrees that each of the restrictive covenants contained in this Section 7 is reasonable and necessary to protect the legitimate business interests of the Company, including, without limitation, the need to protect the Company’s trade secrets and Confidential Information and the need to protect its relationships with its Customers, Prospective Customers, Vendors, and agents. The Executive also acknowledges and agrees, as set forth in Subsection 7.8 below, that the Company may obtain a temporary, preliminary, and/or permanent injunction to restrain any violations of, or otherwise enforce, the restrictive covenants contained in Section 7. The Executive also acknowledges and agrees that, if his/her future employment’s job duties would inevitably cause him/her to disclose Confidential Information or trade secrets of the Company, the Company may seek to protect its legitimate business interests by enjoining him/her from working in that future position.

7.8 Breach of Restrictive Covenants. In the event of a breach or threatened breach by the Executive of any restrictive covenant set forth in Section 7, the Executive agrees that such a breach or threatened breach would cause irreparable injwy to the Company, and that, if the Company shall bring legal proceedings against the Executive to enforce any restrictive covenant, the Company shall be entitled to seek all available civil remedies, at law or in equity, including, without limitation, an injunction without posting a bond, damages, attorneys’ fees, and costs.

7.9 Successors and Assigns. The Company and its successors and assigns may enforce these restrictive covenants.

7.10 Severability. If any portion of any covenant in this Section 7 or its application is construed to be invalid, illegal, or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the covenants set forth in this Section 7 is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such covenant shall then be enforceable in its reduced or limited form. All provisions of this Section 7 shall survive the term of this Agreement and Executive’s employment with the Company.

8. Return of the Company’s Property. All of the Company’s and its parents’, subsidiaries’ and affiliates’ Products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the Chief Executive Officer of the Company or the Board. The Executive also shall return immediately return any Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the Chief Executive Officer of the Company or the Board. The Executive’s obligations under this Section 8 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form. If the Company has a good faith basis for suspecting that Executive has retained documents, property or information in violation of this provision, if requested, the Executive is obligated to provide the Company and/or its agent with access to the Executive’s laptop(s), external drive(s), computer(s), flash drive(s) and/or removable media to ensure all property of the Company or its subsidiaries and affiliates has been returned, and Executive is not retaining copies of the documents or property without the Company permission.

9. Prior Agreements. Executive represents to the Company (i) that there are no restrictions, agreements or understandings whatsoever to which Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) that Executive’s execution of this Agreement and Executive’s employment hereunder shall not constitute a breach of any contract, agreement or understanding,oral or written to which Executive is a party or by which Executive is bound, (iii) that Executive is free and able to execute this Agreement and to enter into employment with the Company and (iv) this Agreement is a valid and binding obligation of Executive, enforceable in accordance with its terms.

10. Indemnification and D&O Insurance.

a.	Indemnification. During the Term and thereafter, the Company shall indemnify and hold Executive and Executive’s heirs and representatives harmless, to the maximum extent permitted by law, against any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, crimina4 administrative or investigative), or any threatened claim or proceeding (whether civil, crimina4 administrative or investigative), against Executive that arises out of or relates to Executive’s service as an officer, director or employee, as the case may be, of the Company, or Executive’s service in any such capacity or similar capacity with any affiliate of the Company or other entity at the Company’s request, both prior to and after the date hereof, and to promptly advance to Executive or Executive’s heirs or representatives such expenses, including litigation costs and attorneys’ fees, upon written request with appropriate documentation of such expense upon receipt of an undertaking by Executive or on Executive’s behalf to repay such amount if it shall ultimately be determined that Executive is not entitled to be indemnified by the Company. If Executive has any knowledge of any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, as to which Executive may request indemnity under this provision, Executive will give the Company prompt written notice thereof; provided that the failure to give such notice shall not affect Executive’s right to indemnification. The Company shall be entitled to assume the defense of any such proceeding and Executive will use reasonable efforts to cooperate with such defense. To the extent that Executive in good faith determines that there is an actual or potential conflict of interest between the Company and Executive in connection with the defense of a proceeding, Executive shall so notify the Company and shall be entitled to separate representation at the Company’s expense by counsel selected by Executive (provided that the Company may reasonably object to the selection of counsel within ten (10) business days after notification thereof) which counsel shall cooperate, and coordinate the defense, with the Company’s counsel and minimize the expense of such separate representation to the extent consistent with Executive’s separate defense. This Section 10 shall continue in effect after the termination of Executive’s employment or the termination of this Agreement.

b.	D&O Insurance. The Company shall maintain at the Company’s expense directors and officers (“D&O”) insurance coverage for claims and liability resulting from Executive’s acts or omissions as an officer and/or director of the Company during Executive’s employment with the Company and for a period of six (6) years thereafter. Such D&O coverage shall provide Executive with coverage at least to the same extent that it provides such coverage to its other directors and executive officers, have limits of no less than $10 million, and be provided by an insurance company rated “A” or higher, The Company shall also pay the deductible amount, if any, otherwise chargeable to the Executive

11. Miscellaneous.

11.1 Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement (each, a ‘‘Notice”) shall be in writing and shall be deemed to have been duly given if and when (i) delivered personally, (ii) mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) sent by a nationally recognized overnight courier service, postage or delivery charges prepaid, to the parties at their respective addresses (with respect to the Company, as set forth on the first page of this Agreement, and with respect to Executive, as set forth in the Company’s books and records) or to such other addresses of which the parties may give notice in accordance with this Section 11.1. With respect to any Notice(s) to Executive, the Company shall also deliver a copy of such Notice(s) (which shall not constitute ‘‘Notice” for pwposes of this Agreement) to Martin LLP, 333 Ludlow Street, 2nd Floor, Stamford, CT 06902, Attn: Kenneth DellaRocco.

11.2 Entire Understanding; Modification. This Agreement sets forth the entire understanding between theparties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof. This Agreement shall not be amended, modified, supplemented, or terminated except in writing signed by both parties. No action taken by the Company hereunder, including without limitation, any waiver, consent or approval, shall be effective unless authorized by the Company.

11.3 Parties in Interest. This Agreement shall inure to the benefit of, bind and be enforceable by Executive and his heirs, personal representatives, estate and beneficiaries, and the Company and its successors and assigns. This Agreement is a personal employment contract of the Company, for Executive’s personal services, and Executive’s rights and duties hereunder shall not be assignable or delegable by Executive. The Company may assign its rights and duties hereunder provided that the assignee is the successor, by operation of law or otherwise, to any or all of the Company’s affiliates and the nature of Executive’s duties hereunder do not change in any material respect.

11.4 Severability. If any provision of this Agreement is construed to be invalid, illegal, or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

11.5 Counterparts. This Agreement may be fully executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

11.6 Section Headings; References. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning, or effect. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

11.7 Waivers. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.8 Right to Review and Seek Counsel. The Executive acknowledges that he/she has had the opportunity to seek independent counsel and tax advice in connection with the execution of this Agreement, and the Executive represents and warrants to the Company (a) that he/she has sought such independent counsel and advice as he/she has deemed appropriate in connection with the execution hereof and the transactions contemplated hereby, and (b) that he/she has not relied on any representation of the Company as to tax matters, or as to the consequences of the execution hereof.

11.9 Neutral Construction. No Party may rely on any drafts of this Agreement in any interpretation of the Agreement. Each party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, no party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

11.10 Swvival. The provisions of this Agreement shall not swvive the termination of the Executive’s employment hereunder, except that the provisions of (i) Section 5 hereto relating to post-termination payment obligations; (ii) Section 6 hereto relating to Intellectual Property; (iii) Section 7 hereto relating to the restrictive covenants; (iii) Section 8 hereto relating to return of the Co pany’s prope y; iv)_ Section 11.12 r lating to jurisdiction, venue and waiver of personal service shall remam bmdmg upon the parties; and (v) any other provision that by its nature is intended to survive the termination of Executive’s employment hereunder. ‘ ‘

11.11 Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Nevada applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws.

11.12 EXCLUSIVE JURISDICTION. IN ANY ACTION OR PROCEEDING BETWEEN THE PARTIES HERETO, EXECUTIVE AND THE COMPANY IRREVOCABLY CONSENT AND AGREE TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN CLARK COUNTY, NEVADA; AND SERVICE OF PROCESS BY HAND DELIVERY OR BY CERTIFIED MAIL, TO THE ADDRESSES SET FORTH ABOVE OR AS OTHERWISE PROVIDED OR AMENDED BY EACH PARTY FROM TIME TO TIME FOR EACH PARTY. BOTH THE COMPANY AND EXECUTIVE HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE FEDERAL OR STATE LAW.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above written.

COMPANY

Vinco Ventures, Inc.

/s/ Rod Vanderbilt
Rod Vanderbilt
Executive Chairman

Dated: As of 05/19/2023

EXECUTIVE

Chris Polimeni

Dated: As of 05/19/2023

SCHEDULE “1”

Duties and Responsibilities

The duties and responsibilities of the CFO/COO shall be consistent with those expected of an Executive in such position, including but not limited to:

●	Overseeing the day-to-day operations, including finance, human resources, purchasing and IT;
●	Responsible for the preparation of operational and management reports;
●	Responsible for establishing and maintaining an effective control environment and monitoring compliance with such controls;
●	Ensures compliance with company policies, as well as regulatory and statutory requirements;
●	Responsible for establishing budgets and monitoring actual performance versus the budgets;
●	Responsible for the management of cash, investments and Company resources to maximize profitability and return on investment;
●	Works closely with the CEO on the Company’s M&A strategy and the overall long-term vision.

SCHEDULE “2”

Bonus I Additional Compensation

1. Annual Bonuses: In accordance with the Company’s Annual Bonus Plan (the “Bonus Plan”), as amended from time to time, Executive will be eligible for an annual incentive cash bonus (the “Annual Bonus”), with a target for such Annual Bonus of25% of his then effective Base Salary, less applicable deductions and withholdings. The actual amount of Executive’s Annual Bonus shall be based on performance criteria (the “Performance Criteria”) established by the Board or an appropriate Board committee, which shall be no less favorable to Executive than to other senior executive officers of the Company generally and may be higher than the target Annual Bonus. The Annual Bonus will be paid no later than the 75th day following the end of the fiscal year to which the Annual Bonus relates. Executive shall also be eligible to receive an annual incentive equity award (the “Annual Equity Award”), and Executive’s target Annual Equity Awanl shall be no less than two hundred percent (200%) of his then effective Base Salary. The dollar amount of Executive’s Annual Equity Award shall be based on the Performance Criteria and may be higher than the target Annual Equity Award. Notwithstanding the foregoing, for 2023, Executive’s Annual Bonus shall be $400,000, payable on or before December 29, 2023.

The Company provides our Executive’s with the opportunity to earn a grant of Restricted Stock Units (RSUs) which are convertible into common stock. For each calendar year for which this Agreement is effective, theExecutive shall be granted a number ofRSUS equal to (i) the dollar amount of the grant divided by (ii) 110% of the VWAP of one share of the Company’s common stock for the 30 trading days immediately preceding the date of grant) (the “Compensating Shares”) on or before March 15th of the calendar year immediately following the year for which the award is granted, subject to the vesting schedule displayed below (“Vesting Schedule”). For avoidance of doubt: each year, the Compensating Shares shall vest in six equal amounts on the last day of each of the six calendar quarters immediately subsequent to the calendar quarter for which the grant is awan:ied. Notwithstanding the foregoing, for the calendar year ended December 31, 2023, the amount of the RSU grant shall be $400,000, and the Vesting Schedule shall be four calendar quarters instead of six.

Any equity compensation award made under this Agreement shall be subject to the Company’s receipt of all approvals required by applicable law or the rules of the Principal Market, and the terms of the Company’s then effective incentive compensation plan (the “Incentive Plan”) and an Award Agreement on customary terms entered into between Executive and the Company pursuant to the Incentive Plan.

Notwithstanding the terms of any Incentive Plan, Award Agreement or other agreement concerning the equity awarded to Executive in connection with the RSU Award or an Annual Equity Award, if, as of the date of a Change in Control (as defined below), Executive holds equity awards issued under such agreement(s) that are not vested and, if applicable, exercisable, such equity awards shall become fully vested and, if applicable, exercisable, immediately prior to and conditioned upon the consummation of such Change in Control if the acquirer does not agree to assume or substitute for equivalent equity awards such outstanding unvested equity awards. For purposes hereof, a “Change in Control” shall have occurred upon any of the following:

A. any person or entity or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing more than 50% of the total voting power of all its thm outstanding voting securities;

B. a merger or consolidation of the Company in which its voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation;

C. a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; or

D. individuals who, as of the date of the signing of this Agreement, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the date of the signing of this Agreement, whose election, or nomination for election by the Company stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

2. Make Whole Cash Bonus: Subject to Executive commencing employment with the Company, Executive will be entitled to a cash bonus (the “Make Whole Cash Bonus”) of $250,000 which shall be payable (i) $150,000 within 30 days of the commencing employment with the Company, and (ii) $100,000 on the date that is 6 months after commencing employment with the Company provided Executive remains employed by the Company as of such date.

3. New Hire RSU Grant: Subject to Executive commencing employment and the approval of the Board of Directors of the Company (the “Board”), at such time that the Company adopts an equity incentive plan (“Plan”) for its Executives and advisors (which shall be no later than the ninetieth (90th) day following Executive’s commencement of employment), Executive will be entitled to participate in the Plan and shall be entitled to an award of restricted stock units (the “RSU Award”) in an amount to be determined by the Board as of the date hereof, or the equivalent thereof, all in accordance with customary terms, conditions, limitations and restrictions to which the Plan and any such RSU Award may be subject, as determined by the Company. The RSU Award will vest over a three-year period from Executive’s employment start date, with25% of the RSU Award becoming vested on the first year anniversary of Executive’s employment start date, 25% becoming vested on the second year anniversary of Executive’s start date, and the remaining 50% become vested on the third anniversary of Executive’s start date, in each case subject to Executive’s continued employment with the Company on each vesting date.

4. Market Capitalization Milestones: If the Company’s common stock is publicly traded during the Term and the market capitalization of the Company is, for ten (10) consecutive trading daysduring the Term, at or above the following milestones, Executive shall receive, within five business days following such 10th consecutive trading day, an Equity Award of shares of Company common stock that: (a) shall vest upon the later of January 31, 2025 and the end of the third full month following the date of the grant; and (b) upon the date of the grant, shall have an aggregate value equal to the amount set forth next to the applicable milestone below based on the closing price of the common stock on the Principal Market on the date of the grant:

Company Market Capitalization Milestone	Amount of Equity Award
$250,000,000	$2,500,000
$500,000,000	$3,500,000
$750,000,000	$5,000,000
$1,000,000,000	$7,000,000
$1,250,000,000	$10,000,000
Every additional $250,000,000 thereafter (cumulated with the applicable immediately preceding milestone)	$3,500,000

Each milestone above is a separate milestone for which Executive may earn the full amount of the applicable Equity Award Executive will be entitled to earn the applicable Equity Award for each milestone only once. The Company’s market capitalization for each applicable milestone and measurement period will be determined based on the market capitalization reported by Bloomberg LP.

SCHEDULE “3”

Outside Activities

Executive’s Outside Activities as of the date hereof include:

1.	Project consulting for Accelerate360 Holdings, LLC and Subsidiaries
2.	Fractional CFO - BullBag Corporation
3.	Fractional CFO -TCI Mobility, LLC
4.	Fractional CFO - Strava Technology, LLC
5.	Fractional CFO - Customer Motivators, LLC